THIS AGREEMENT is made the 24th day of June 1999 BETWEEN:

(1) SOIL WASH TECHNOLOGIES, INC. whose principal place of business is at 215 North Marengo Avenue, Suite 110, Pasadena, California USA 91101 ("The Grantor") and

(2) SITE REMEDIATION SERVICES LIMITED whose principal place of business is at Site Remediation Services Limited, Kings House, 14 Orchard Street, Bristol, BS1 5EH ("the Licensee")

IT IS AGREED as follows:

1.   Definitions

     The following terms shall have the following meanings:

     "Accounting Period" each 4 week period of the Term beginning on the date when the Plant is commissioned

     "Commencement Date" the date of this Agreement

     "Development Programme" the programme of research and development carried on by the Grantor in respect of the Know-how

     "Improvement" any more efficient system or apparatus for use on or with the production of the Products or connected to the Know-how or System

     "Initial Sum" the sum payable under clause 8.5

     "Know-how" the chemicals and the oral and written instructions, diagrams and similar information relevant to the use of the Plant, its controlling apparatus and in order to manufacture and use of the System

     "System" the processes which use the Know-how for the purpose of cleaning contaminated land developed by the Generator

     "Term" Perpetuity or any shorter period determined in accordance with terms of this Agreement.

     "Termination Date" the date of the termination of this Agreement

     "Territory" the United Kingdom of Great Britain and Northern Ireland and the Republic of Ireland

2.   Recitals

     2.1 The Grantor had developed the technology relating to and is the exclusive possessor of the Plant, the Know-how and the System which is had acquired in this connection.

     2.2 The Licensee wishes to be exclusively licensed to use the Plant Know-how and the System in the Territory

3.   Grant

     3.1 The Grantor agrees that in consideration of the Licensee's payments and undertakings in accordance with this Agreement the Licensee exclusively may use or manufacture the Know-how the Plant and the System during the Term in the Territory

     3.2 The Grantor shall not during the Term communicate the use of Know-how the System or the Plant to any other party in the Territory

4.   Initial training and support

          4.1 The Grantor will arrange for the personal instruction of the Licensee's personnel in the Know-how the System and the use of the Plant by qualified members of the Grantor's staff at the Grantor's premises

          4.2 Such instruction shall be limited to two employees for 30 days for no charge such instruction to be agreed between the parties

          4.3 The Licensee's trainees shall be given an adequate opportunity to study the Know-how, the System and the Plant and they may be permitted to make notes and sketches

          4.4 The Grantor's obligation to send skilled persons to the Licensee's premises, whether for the purpose of assisting in the start-up of the Licensee's manufacture of the Products or so as to render to the Licensee assistance after start-up, shall be limited to such reasonable number of suitably qualified persons as can be released by the Grantor so as to cause minimum interference with the Grantor's operations and current commitments consistent with satisfying the reasonable needs to the Licensee.

          4.5 Persons sent by the Generator to the Licensee's premises to assist the Licensee shall be furnished by Licensee with suitable working facilities, clerical services and proper equipment, materials and tools to enable any such person properly and efficiently to perform their duties.

          4.6 All such personnel of the Grantor shall maintain strict confidentiality with regard to all aspects of the Licensee's business coming to their knowledge save to the extent that duties as employees of the Grantor may require their disclosure to the Grantor.

          4.7 Employees of either party visiting the premises of the other party must be acceptable to the host party by exhibiting reasonable standards of character behavior and competence and they shall be required to conform to rules and customs generally accepted as laid down by the host party for its own employees or especially for visitors so far as those may be applicable.

          4.8 Licensee shall pay the expense of its employees sent to Grantor's facility for training, including travel, subsistence, and salary expense. Licensee shall pay the reasonable cost of travel, subsistence, and salary expense. Licensee shall pay the reasonable cost of travel, subsistence, and salary of employees of Grantor if Grantor's employees are required to work in the Territory for any reason, including training or work in connection with individual projects.

          4.9 To the extent that the Grantor has the information in its possession or control the Grantor will provide the Licensee all information the Licensee may reasonably request from time to time the Licensee to meet its business objectives in connection with individual projects and generally

5.   Protection of the Know-how

     The Licensee agrees:

     5.1 not at any time during or after the Term to divulge or allow to be divulged to any person the Know-how System or the Plant or any other confidential information imparted to it by the Grantor other than to persons who have signed secrecy undertakings in the form approved by the Grantor;

     5.2 not to permit any person to act or assist in the business of the Licensee until such person has signed such and undertaking;

     5.3 that all aspects of the Know-how System or Plant shall be treated as confidential information by the Licensee and:

          5.3.1 shall be disclosed only those employees or sub-contractors of the Licensee whose duties cannot be fulfilled without such disclosure and then only to the extent necessary to enable them to perform such duties;

          5.3.2 visitors to the premises where drawings or other elements of the Know-how System or Plant are present or are in use shall be restricted so far as necessary to minimize disclosure of all elements of the Know-how System or Plant;

          5.3.3 the obligation of confidence shall continue after the end of the Term until the Know-how System or Plant are in the public domain; and

          5.3.4 notwithstanding the obligation of confidence imposed under the terms of this Agreement it shall not be breach of this Agreement for either party to disclose in general terms relevant items of the Know-how System or Plant to customers or potential customers so far as it is bona fide necessary to do so in order to promote sales.

6.   Further provision for protection of the interests of the Grantor

     The Licensee further agrees:

     6.1  not to use the Know-how otherwise than as permitted by this Agreement;

     6.2 on the expiry of this Agreement forthwith to cease to use the Know-how System or Plant save as expressly authorized by the terms of this Agreement or by the Grantor in writing;

     6.3 not to apply for registration of any patent trade name or designation associated with the Grantor as a patent trade mark or service mark but to give the Grantor at Grantor's expense any assistance it may require in connection with the registration of any such patent trade name or designation as a trade mark in any part of the world and not to interfere with in any manner nor to attempt to prohibit the use or registration of any such patent trade name or designation by any other licensee of the Grantor;

     6.4 when required to do so to become a registered user of any trade mark registered in respect of the Products and to pay the expenses including registry fees involved in such registration an user;

     6.5 not to tamper with any markings or name plates or other indication of the source of origin of the Plant or any part of it which may be placed by the Grantor on the Plant or upon the containers and packaging in which any element of the System or Plant may be supplied;

     6.6 not to use any name or mark similar to or capable of being confused with any trade name or designation associated with the Grantor;

     6.7 not to use any trade name or designation associated with the Grantor or any derivation of them in its corporate name.

7.   Improvements

     7.1 Grantor agrees to maintain and support its development programme at Grantor's discretion.

     7.2 Each of the Parties shall notify the other of any Improvement which it contemplates or develops, and subject to clause 7.4 shall, if required by the other to do so, grant to the other a non-exclusive license to use such Improvement.

     7.3 Subject to clause 7.5 the Licensee shall have the right to use such Improvement which shall be deemed to be part of the Know-how System or Plant as appropriate.

     7.4 Any notice of an Improvement shall be accompanied by a statement as to intention to apply or not to apply for patent protection in respect of such improvement and if to apply in which countries.

     7.5 Where a party notifies the other of its intention to seek patent protection in respect of such Improvement the recipient shall keep all information communicated to it in respect of such Improvement as confidential and take all such steps as will ensure that any patent shall not be prejudiced by prior publication or similar defect.

     7.6 If either Party obtains a patent in respect of any Improvement it shall grant a license of it to the other at the expense of the grantee upon terms which comply with an EC or other relevant competition law.

     7.7 The Grantor shall have the right of first refusal of any research an development study in respect of any Improvement where the carrying out such a sturdy and the confidentiality associated with the Product requires that such research and development should bot be carried out by third parties.

     7.8 The Plant shall be deemed satisfactorily commissioned from the dated on the Grantor had transferred to Licensee all Know-how and System design information which the Grantor has in it possession. The Licensee shall have the right to photograph the system, make detailed notes and drawings of the system, record chemical names and concentrations used in the system, and obtain details of the plant and system, including schematics and drawings, that the Licensee may, at the Licensee's discretion, deem useful.

     7.9 If opportunities to manufacture Plant arise in connection with any project undertaken by the Licensee, the Grantor will be given right of first refusal to manufacture the same in accordance with specifications provided by Licensee provided that the Licensee shall not be obliged to contract with the Grantor for the manufacture of Plant unless Grantor can do so at a price reasonably competitive in the relevant place.

8.   Payments and shipment

     8.1 For the supply of the Know-how and the System by the Grantor to the Licensee and for the technical assistance provided by the Grantor to the Licensee under the terms of this Agreement the Licensee shall pay to the Grantor the sum of US $1.65 per short ton (2,000 lbs.) (to be adjusted annually, on the anniversary of the date of this agreement, in line with (pound)/US$ exchange rate so that the royalty payable for the following year shall be the US dollar equivalent of (pound)1) of earth successfully treated by the Know-how System or Plant by the following installments and in the following manner:

     8.2 The Licensee shall open a trust account for the benefit of the Grantor at a bank to be nominated by the Grantor.

     8.3 Following each relevant payment by the customer of the Licensee, the Licensee shall designate a sum representing the fee mentioned in 8.1, (net of any relevant taxed or levies) as represents that fee for the then successfully treated number of tonnes of earth and pay the same into the said trust account.

     8.4 On dates and in a manner notified by the Grantor from time to time, the Licensee agrees to pay such sum out of that available pursuant to clause 8.3 to the Grantor, net of any deductible or chargeable taxes or levies.

     8.5 In addition to other payments in clause 8, the Licensee shall pay to the Grantor one sum of US $33,000 concurrent with or in advance of the transfer of the Know-how and Plant design.

     8.6 The Licensee guarantees that during the twelve month period commencing on the earliest of the date when the Plant is successfully commissioned and the first anniversary of the date of this agreement that it will treat at least 25,000 tonnes of earth and in relation to each successive twelve month period will pay Grantor US $50,000 by the end of the first four months of the relevant year as an advance against the sums due under 8.1. If the Licensee fails to either treat such volume of earth or pay such sum for good commercial reasons, the parties will meet to discuss and agree any possible variations to the terms of this agreement.

9.   Accounting provisions for continuing fees

     9.1 The Licensee shall on the first day of the third week after the end of each Accounting Period render to the Grantor a statement showing all uses of the Plant Know-how and System made by the Licensee during such accounting period together (if requested in writing in accordance with clause 8) with payment of the fees due in respect of such sales and dispositions.

     9.2 The Licensee shall keep proper books of account and records and vouchers showing all matters connected with the manufacture sale disposition or use of the Products the Know-how and the System and the continuing fees due in respect of them.

     9.3 The Licensee shall allow the Grantor by its duly appointed officers or accountants at all reasonable times to inspect and take copies of or extracts from such books, records, vouchers and any other apparently relevant document as may be reasonably necessary for the purpose of verifying the amount due in respect of the continuing fees, and for that purpose shall produce to such officer or accountant all value added tax receipts and returns or equivalents in respect of any similar tax.

     9.4 Such inspection may be made at any reasonable time and notwithstanding termination of this Agreement.

10.  Termination

     10.1 General

     This Agreement shall terminate:

          10.1.1 on the occurrence of any of the following events which are fundamental breaches of this Agreement failure to comply with the terms of any Default Notice as defined in clause 10.2 within the time stipulated;

          10.1.2 if the Licensee goes into liquidation, either compulsory or voluntary (save for the purpose of reconstruction or amalgamation), or if a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of its assets, or if the Licensee makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of these things, or it any similar occurrence under any jurisdiction affects the Licensee;

     10.2 Default Notice

          In the event of a material breach by the Licensee of any of the provisions of this Agreement above the Grantor may serve notice requiring the breach to be remedied within a reasonable time stipulated in that notice, but nothing in this clause shall require the Grantor to serve notice of any breach before taking action in respect of it.

11.  Termination consequences

     11.1 Procedure

          On the expiry or other termination of this Agreement the Licensee undertakes:

          11.1.1 to dispose of all Plant and information relating to the Know-how and the System in hand in accordance with the Grantor's directions;

          11.1.2 to return to the Grantor all samples and publicity, promotional and advertising material

          11.1.3 to return to the Grantor all originals and copies of all documents, computer software and information in any form containing or covering in any way any part of the Know-how;

          11.1.4 forthwith to cease carrying on the activities permitted by this Agreement;

          11.1.5 to pay to the Grantor the balance of all continuing fees due under clause 10 above and fees on all Plant disposed of in accordance with the Grantor's directions under the provisions of this clause.

     11.2 Existing rights

          The expiry or termination of this Agreement shall be without prejudice to any rights which have already accrued to either of the parties under this Agreement.

12.  Inspection

     The Licensee shall use its reasonable endeavors to permit the Grantor's employees and duly appointed agents access to the premises where the Plant is located or the System or Know-how used at all reasonable times and without prior notice for the purpose of monitoring the Licensee's compliance with the terms of this Agreement.

13.  General

     13.1 Currency

          Any sum due under the provisions of this Agreement shall be expressed and pain in US dollars as shall be converted into the same at the official rate of exchange in London at the close of business on the last day of the calendar month during which the Products were sold or relevant tonne of earth cleaned.

     13.2 Warranty of power to enter Agreement

          13.2.1 Each of the parties warrants its power to enter into this Agreement.

          13.2.2 The Grantor warrants to the Licensee that it exclusively and absolutely owns and will, so far as it is aware, remain owning during the term of this agreement the rights which it purports to grant to the Licensee hereunder and knows of no reason or circumstance why the Licensee may not be able to have free and unfettered rights to use those System, Plant or Know-how which this agreement grants to the Licensee as anticipated by this agreement and the Grantor further agrees to indemnify the Licensee against all costs, claims, damages, losses or expenses including all consequential losses suffered by it in the event that this warranty is breached or proves to be untrue to any degree.

     13.3 Sale of Plant

          13.3.1 If at any time the Licensee wishes to sell, transfer, assign or otherwise part with the Plant or any interest in it the Licensee shall immediately give notice of that desire to the Grantor and offer by notice in writing to the Grantor to sell the same to the Grantor.

          13.3.2 If the Grantor accepts such offer within 60 days the Licensee shall sell and the Grantor shall purchase the Plant for the consideration and on the conditions ascertained as set out below and such sale and purchase shall be completed within 30 days of the date of acceptance or the date on which the price becomes ascertained later.

          13.3.3 The price and the conditions of such sale and purchase shall be as agreed between the parties, the price representing the net market value of the Plant and the conditions shall be such as in the circumstances would be normal and reasonable. In the event of a failure to agree on the price and conditions these shall be settled by a chartered accountant chosen by the parties or (in the event of a failure to agree on the choice of a chartered accountant within 14 days) by the President for the time being of the Institute of Chartered Accountants in England and Wales, and such chartered accountant shall act as an expert and not as an arbitrator and his decision shall be conclusive and binding on the parties and the costs of such chartered accountant in certifying as above shall be shared equally by the parties.

          13.3.4 On sale or transfer by the Licensee of the Plant the rights of the Licensee, in so far as they relate to such assets so disposed of, shall terminate but without prejudice to the existing obligations of the Licensee.

          13.3.5 If within 60 days of receipt of such notice the Grantor has not indicated to the Licensee its acceptance of such offer the Licensee shall be free within 3 months of such notice to sell, transfer, assign, lease or sublet or otherwise part with the Plant and clause 13.3.3 shall apply.

          13.3.6 No third party who acquires the Plant or any interest in it shall receive disclosure of the Know-how or any part or it unless such person has been approved by the Grantor and had agreed to be bound by the terms and conditions set by the Grantor.

13.4 Interest

     All sums due from either of the parties to the other which are not paid on the due date (without prejudice to the rights of the Grantor under this Agreement) shall bear interest from the day to day at the annual rate of 18% (or the maximum rate allowed by law).

13.5 Force majeure

     If either party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control, including (but not by way of limitation) war, national emergency, flood, earthquake, strike or lockout (other than a strike or lockout induced by the party so incapacitated), then:

     13.5.1 the party unable to fulfill its obligations shall immediately give notice of such event to the other party and shall do everything in its power to resume full performance;

     13.5.2 subject to clause 13.5.1 neither party shall be deemed to be in breach of its obligations under this Agreement;

13.6 Whole Agreement

     This Agreement contains the whole agreement between the parties and supersedes any prior written oral agreement between them in relation to its subject matter and the parties confirm that they have not entered into this Agreement on the basis of any representations that are not expressly incorporated into this Agreement.

13.7 No modification

     This Agreement may not be modified except by an instrument in writing signed by both of the parties or their duly authorized representatives.

13.8 Headings

     Headings contained in this Agreement are for reference purposes only and shall not be incorporated into this Agreement and shall not be deemed to be any indication of the meaning of the clauses to which they relate.

13.9 Governing law

     13.9.1 This Agreement shall be governed by the law of the State of California. U.S.A. in every particular including formation and interpretation and shall be deemed to have been made in California.

     13.9.2 Any proceedings arising out of or in connection with this Agreement must be brought in any court of competent jurisdiction in California.

     13.9.3 Any notice of proceedings or other notices in connection with or which would give effect to any other method of service be served on any party in accordance with clause 13.10 below.

     13.9.4 The address for service of the Grantor shall be the address set out at the head of this Agreement.

     13.10 Notices

          13.10.1 Any notice, consent or the like (in this clause referred to generally as "notice") required or permitted to be given under this Agreement shall not be binding unless in writing.

          13.10.2 Notice may be given personally or sent to the party to be notified by pre-paid first class post, or by electric mail or facsimile transmission, sent to its address or number as set out above or otherwise notified for the purposes of this clause 13.

          13.10.3 Notice given personally shall be deemed given at the time of delivery.

          13.10.4 Notice sent by post in accordance with this clause shall be deemed given at the commencement of business on the seventh business day next following its posting.

          13.10.5 Notice sent by electronic mail or facsimile transmission in accordance with this cause shall be deemed given at the expiry of 24 hours from the time of transmission to the correct electronic mail or facsimile number of the addressee.

     13.11 Waiver

          The failure by either party to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all the terms and conditions of this Agreement.

     13.12 Interpretation

          Unless the context otherwise requires:

          13.12.1 words importing the singular number shall include the plural and vice versa;

          13.12.2 words importing any particular gender shall include all other genders;

          13.12.3 reference to persons shall include bodies of persons whether corporate or incorporate.

     13.13 Survival of terms

          The warranties and indemnities contained in this Agreement and the provisions for payment of and accounting in respect of continuing fees and other sums due to the Grantor under this Agreement shall survive the termination or expiry of this Agreement.

     13.14 VAT

          All sums payable to the Grantor under this Agreement are exclusive of valued added tax which shall, where applicable, be paid in addition at the rate in force at the due time for payment subject to the Grantor either supplying a VAT invoice to the Licensee or informing the Licensee of his VAT registration number.

     13.15 No agency or partnership

          The Parties are not partners or joint ventures nor is the Licensee entitled to act as the Grantor's agent nor shall the Grantor be liable in respect of any representation act or omission of the Licensee of whatever nature.

     13.16 Severance

          In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by either of the parties from any relevant competent authority the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality

     13.17 Sub Contracting

          The Licensee may allow the use of the Know-how, System or Products to a third party where necessary for the fulfillment of any obligations sub-contracted to such third party by the Licensee provided that the Licensee shall first take full account of any representations the Grantor may have in relation to the same.

     IN WITNESS to the agreement set out above the parties have caused this agreement to be executive below.

Signed by for and on behalf of Soil Wash Technologies, Inc.

/s/ Neil C. Kitchen                              Date: June 24, 1999
--------------------------------------                 -------------
Neil C. Kitchen, Senior Vice President


Signed by for and on behalf of Site Remediation Services Limited

/s/ John Garner
--------------------------------------